Exhibit 4.17

EXECUTION COPY

STOCKHOLDER AGREEMENT

Among

AFFINION GROUP HOLDINGS, INC.,

AND

THE HOLDERS PARTY HERETO

DATED JANUARY 14, 2011

i

THIS STOCKHOLDER AGREEMENT, dated as of January 14, 2011 (this “Agreement”), is entered into by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”) and each of the Holders of the Company that are parties hereto (each a “party,” and collectively, the “parties”).

WHEREAS, each party deems it to be in the best interest of the Company and the parties that provision be made for the continuity and stability of the business and policies of the Company, and, to that end, the Company and the parties hereby set forth their agreement with respect to the Common Shares now owned or hereafter owned by them.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereby agree as follows:

Section 1. Definitions.

As used in this Agreement:

“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person. Notwithstanding the foregoing, the term “Affiliate” shall include any investment fund, the sole owner of which is or, if not the sole owner, the primary investment managers of which are, (x) with respect to Apollo, Apollo Management V, L.P., Apollo Global Management, LLC or their respective Affiliates (including their respective successors and Subsidiaries, but excluding their respective portfolio companies) and (y) with respect to General Atlantic, General Atlantic LLC or its Affiliates (including its and their respective successors and Subsidiaries, but excluding its and their portfolio companies).

“Agreement” has the meaning ascribed to such term in the Recitals.

“Apollo” means Affinion Group Holdings, LLC, a Delaware limited liability company, and each of its Affiliates.

“Asset Acquirer” means a Person who enters into a legally binding contract to purchase assets in a Dragged Asset Sale.

“beneficially owned”, “beneficial ownership” and similar phrases have the meaning ascribed to such terms in the Registration Rights Agreement.

“Board” means the Board of Directors of the Company.

“Board Rights” mean all rights of any Person to nominate Directors to the Board as set forth in Section 2(d) of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

“By-Laws” means the by-laws of the Company, in substantially the form attached hereto as Exhibit B, as they may be amended or supplemented from time to time.

“Certificate of Incorporation” means the certificate of incorporation of the Company, in substantially the form attached hereto as Exhibit C, as it may be amended or supplemented from time to time.

“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

“Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Common Shares” means the shares of Common Stock of the Company, par value $0.01 per share.

“Company” has the meaning ascribed to such term in the introductory paragraph hereof.

“Confidential Information” has the meaning ascribed to such term in Section 7(c).

“Consent Actions” has the meaning ascribed to such term in Section 3(c).

“Consulting Agreements” means, collectively, (i) that certain amended and restated consulting agreement, dated as of the date of this Agreement, between the Company, on the one hand, and each of Apollo Management V, L.P., on the other hand and (ii) that certain letter agreement, dated as of the date of this Agreement, between Apollo Management V, L.P. and General Atlantic LLC (in each case, as it may be amended, supplemented, restated or otherwise modified from time to time).

“Control,” and its correlative meanings, “Controlling,” and “Controlled,” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Director” means a member of the Board.

“Drag-Along Notice” has the meaning ascribed to such term in Section 4(c)(ii).

“Drag-Along Percentage” means a fraction (expressed as a percentage), the numerator of which is the total number of issued and outstanding Common Shares General Atlantic or Apollo (together with its respective Affiliates), as applicable, desires to Transfer in the Drag-Along Transaction and the denominator of which is the total number of issued and outstanding Common Shares held by General Atlantic or Apollo (together with its respective Affiliates), as applicable, at the time immediately prior to such Drag-Along Transaction.

“Drag-Along Right” has the meaning ascribed to such term in Section 4(c)(i).

“Drag-Along Shares” has the meaning ascribed to such term in Section 4(c)(ii).

“Drag-Along Transaction” has the meaning ascribed to such term in Section 4(c)(i).

“Dragged Asset Sale” has the meaning ascribed to such term in Section 4(c)(viii).

“Dragged Asset Sale Holder” has the meaning ascribed to such term in Section 4(c)(viii).

“Dragged Asset Sale Notice” has the meaning ascribed to such term in Section 4(c)(ix).

“Dragged Asset Sale Right” has the meaning ascribed to such term in Section 4(c)(viii).

“Dragged Holder” has the meaning ascribed to such term in Section 4(c)(i).

“Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement, or any other restriction or third-party right, including restrictions on the right to vote equity interests, in each case, other than as created pursuant to this Agreement, the Registration Rights Agreement, the MIRA or the WL Securityholder Rights Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Securities” has the meaning ascribed to such term in Section 5(b).

“GAAP” has the meaning ascribed to such term in Section 7(a)(i).

“General Atlantic” means the investment partnerships sponsored by General Atlantic LLC that were stockholders of Webloyalty Holdings, Inc. immediately preceding the acquisition of Webloyalty Holdings, Inc. by Affinion Group, Inc., which investment partnerships, for the avoidance of doubt, are General Atlantic Partners 79, L.P., GAP-W, LLC, GapStar, LLC, GAPCO GmbH & Co. KG, GAP Coinvestments III, LLC and GAP Coinvestments IV, LLC.

“Government Entity” means any federal, national, supranational, state, provincial, Commonwealth, local or foreign or similar government, governmental subdivision, regulatory or administrative body or other governmental or quasi-governmental agency, tribunal, commission, court, judicial or arbitral body or other entity with competent jurisdiction.

“Holders” means the holders of Common Shares who are parties hereto as set forth in Schedule I hereto, as the same may be amended or supplemented from time to time.

“Indebtedness” and its correlative meaning “Indebted,” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.

“Independent Director” means a Director who qualifies as “independent” within the meaning of the rules of the NASDAQ Stock Market or the NYSE, as applicable, with respect to the Company, Apollo and the WL Stockholders, in each case, as if the Company, Apollo or the WL Stockholders were listed on the NASDAQ Stock Market or the NYSE, as applicable.

“Information Rights” means the rights set forth in Section 7(a) of this Agreement.

“Initial Public Offering” means the consummation of an initial underwritten public offering of Common Shares pursuant to an effective registration statement filed by the Company with the Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act.

“Inspection Rights” means the rights set forth in Section 7(b).

“Law” means any federal, national, supranational, state, provincial, Commonwealth, local or foreign or similar law, statute, ordinance, rule, regulation, code, order, writ, judgment, injunction, directive, guideline or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

“Major Stockholder” means Apollo, General Atlantic and each of their respective Transferees (a) with respect to all Sections other than Section 2, so long as such Person beneficially owns, together with its Affiliates, a number of issued and outstanding Common Shares equal to at least 50% of the number of Common Shares issued to General Atlantic and its Affiliates on the Closing Date (subject to adjustment for any reclassification, recapitalization, stock split (including a reverse stock split), or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction) and (b) with respect to Section 2, so long as such Person owns, together with its Affiliates, a number of issued and outstanding Common Shares equal to the lower of (i) at least 50% of the number of Common Shares issued to the WL Stockholders on the Closing Date (subject to adjustment for any reclassification, recapitalization, stock split (including a reverse stock split), or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction) or (ii) 10% of the issued and outstanding Common Shares; provided, that for purposes of clause (b) of this definition, in the case of General Atlantic, Common Shares owned by any other Persons that were stockholders of Webloyalty Holdings, Inc. immediately preceding the acquisition of Webloyalty Holdings, Inc. by Affinion Group, Inc. shall be deemed to be owned by General Atlantic and its Affiliates.

“Management Director” has the meaning ascribed to such term in Section 2(d)(i).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Apollo, WL Merger Holdings, LLC, WL Merger Sub, Inc. and Webloyalty Holdings, Inc. (as it may be amended, supplemented, restated or otherwise modified from time to time).

“MIRA” means that certain Management Investor Rights Agreement, dated as of October 17, 2005, among the Company, Apollo and the other parties thereto (as it may be amended, supplemented, restated or otherwise modified from time to time).

“Multiple Nominee Termination Event” has the meaning ascribed to such term in Section 2(d)(ix).

“New Investor” has the meaning ascribed to such term in Section 5(a)(iii).

“NYSE” means the New York Stock Exchange.

“Offered Securities” has the meaning ascribed to such term in Section 5(a)(i).

“Offered Shares” has the meaning ascribed to such term in Section 4(b)(i).

“party” has the meaning ascribed to such term in the introductory paragraph hereof.

“Permitted ROFO Transfer” has the meaning ascribed to such term in Section 4(b)(v).

“Permitted Transfer” means:

(a) in the case of any Holder who is an individual, a Transfer of Common Shares to a trust or estate planning-related entity for the sole benefit of such Holder;

(b) in the case of any Holder that is a partnership, (i) a Transfer of Common Shares to its limited, special and general partners or their equivalents as a pro rata distribution by such partnership to its partners or equivalents and (ii) a Transfer of Common Shares made to any of such Holder’s Affiliates; and

(c) in the case of any Holder that is a corporation, company or limited liability company, (i) a Transfer of Common Shares to its stockholders or members, as the case may be, as a pro rata distribution by such Person to its stockholders or members and (ii) a Transfer of Common Shares made to any of such Holder’s Affiliates.

“Person” shall be construed broadly and shall include an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Self-Regulatory Organization and a Government Entity.

“Potential Participant” has the meaning ascribed to such term in Section 7(c).

“Preemptive Offer Acceptance Notice” has the meaning ascribed to such term in Section 5(a)(ii).

“Preemptive Offer Notice” has the meaning ascribed to such term in Section 5(a)(i).

“Preemptive Offer Period” has the meaning ascribed to such term in Section 5(a)(i).

“Preemptive Rights” means the rights set forth in Section 5 of this Agreement.

“Preemptive Rights Holder” means the (i) Major Stockholders and (ii) each Principal WL Stockholder, who, together with its Affiliates, holds a number of Common Shares equal to 50% or more of the Common Shares issuable to such Principal WL Stockholder on the Closing Date.

“Preemptive Rights Proportion” means a fraction (expressed as a percentage) the numerator of which is the total number of issued and outstanding Common Shares beneficially owned by a Preemptive Rights Holder and any of its Affiliates, in each case at the time the Company proposes to issue any Offer Securities, and the denominator of which is the total number of Common Shares issued and outstanding at such time.

“Principal WL Stockholder” means each of General Atlantic, Richard Fernandes, the Fernandes Family Trust A dated June 25, 1999, Vincent D’Agostino and the D’Agostino Family Trust A dated 4/8/99.

“Proposed Offer” has the meaning ascribed to such term in Section 4(b)(ii).

“Public Sale” means any sale, occurring simultaneously with or after an Initial Public Offering, of Common Shares to the public pursuant to an offering registered under the Securities Act, to the public pursuant to Rule 144 promulgated thereunder, other than an offering relating to employee incentive plans.

“Qualified Public Offering” means an underwritten public offering of Common Shares by the Company pursuant to an effective registration statement filed by the Company with the Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act, pursuant to which the aggregate offering price of the Common Shares actually sold in such offering is at least $75 million.

“Reconvened Meeting” means a meeting of the Board or the stockholders, as the case may be, that (i) has been properly called in accordance with the By-Laws (including by given proper notice of such meeting) as if such meeting was not an adjourned meeting and (ii) has the same agenda as a previously convened meeting that was adjourned due to the lack of a quorum.

“Refused Securities” has the meaning ascribed to such term in Section 5(a)(iii).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or otherwise modified from time to time), among the Company and the parties thereto, attached hereto as Annex II.

“Related Parties” has the meaning ascribed to such term in Section 10(g).

“Representatives” have the meaning ascribed to such term in Section 7(c).

“Right of First Offer” has the meaning ascribed to such term in Section 4(b)(ii).

“ROFO Acceptance Notice” has the meaning ascribed to such term in Section 4(b)(iii).

“ROFO Acceptance Period” has the meaning ascribed to such term in Section 4(b)(iii).

“ROFO Notice” has the meaning ascribed to such term in Section 4(d)(i).

“ROFO Offerees” has the meaning ascribed to such term in Section 4(b)(i).

“Rule 144” means Rule 144 under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the NYSE, the NASDAQ Stock Exchange, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“SPV Affiliate” means, with respect to Apollo, any Affiliate of Apollo Management V, L.P. or Apollo Global Management, LLC, or, with respect to General Atlantic, any Affiliate of General Atlantic LLC, in each case whose direct or indirect interest in the Common Shares constitutes more than 50% (by value) of the equity securities portfolio of that Affiliate.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person, or (c) one or more Subsidiaries of such Person.

“Tag-Along Acceptance Notice” has the meaning ascribed to such term in Section 4(d)(ii).

“Tag-Along Notice” has the meaning ascribed to such term in Section 4(d)(i).

“Tag-Along Offerors” has the meaning ascribed to such term in Section 4(d)(i).

“Tag-Along Percentage” means, with respect to any Person at the time of an event, a fraction (expressed as a percentage) the numerator of which is the total number of issued and outstanding Common Shares beneficially owned by (x) if such Person is an individual, such Person and (y) if such Person is not an individual, such Person and its Affiliates, in each case at such time, and the denominator of which is the aggregate number of issued and outstanding Common Shares beneficially owned by (a) the Transferring Holder (or by any of its Transferring Affiliates), (b) all Holders who have timely delivered a Tag-Along Acceptance Notice at such time, (c) all stockholders who have timely delivered a tag-along acceptance notice pursuant to Section 2(a)(ii) of the WL Securityholder Rights Agreement, (d) all stockholders who have timely delivered a tag-along notice pursuant to Section 2(a)(i) of the MIRA, (e) all stockholders who have timely delivered a tag-along notice pursuant to Section 2(b) of the Wyndham Securityholder Rights Agreement and (f) all other stockholders having a right to tag-along pursuant to the terms of any other agreement, in each case with respect to the Transfer of Common Shares giving rise to the Tag-Along Right, tag-along right pursuant to Section 2 of the WL Securityholder Rights Agreement, tag-along right pursuant to Section 2 of the MIRA, tag-

along right pursuant to Section 2(b) of the Wyndham Securityholder Rights Agreement or tag-along right pursuant to the terms of any other agreement, as the case may be.

“Tag-Along Right” has the meaning ascribed to such term in Section 4(d)(ii).

“Tag-Along Shares” has the meaning ascribed to such term in Section 4(d)(i).

“Tag-Along Transaction” has the meaning ascribed to such term in Section 4(d)(i).

“Termination Event” has the meaning ascribed to such term in Section 2(d)(ix).

“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy Laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law). Notwithstanding anything to the contrary set forth in this Agreement, transfers of an interest in Apollo or any of its Affiliates (other than any SPV Affiliate) or in General Atlantic or any of its Affiliates (other than any SPV Affiliate) shall not be deemed to be a Transfer.

“Transferee” means any Person to whom a Holder has transferred Common Shares pursuant to a Transfer.

“Transferring Affiliate” has the meaning ascribed to such term in Section 4(d)(i).

“Transferring Holder” has the meaning ascribed to such term in Section 4(b)(i).

“WL Securityholder Rights Agreement” means that certain Securityholder Rights Agreement, dated as of the date hereof, among the Company, Apollo, General Atlantic and the holders party thereto (as it may be amended, supplemented, restated or otherwise modified from time to time).

“WL Stockholders” means the stockholders of Webloyalty Holdings, Inc. immediately preceding the acquisition of Webloyalty Holdings, Inc. by Affinion Group, Inc., who are Holders under this Agreement.

“Wyndham Securityholder Rights Agreements” means that certain Securityholder Rights Agreement, dated as October 17, 2005 (as it may be amended, supplemented, restated or otherwise modified from time to time), among the Company, Apollo and Cendant Corporation, the successor in interest of which is Wyndham Worldwide Corporation.

Section 2. Board of Directors.

(a) General. Subject to applicable Law and the terms of this Agreement, the Board shall have the sole right to manage the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. Regular meetings of the Board shall be held after the end of each fiscal year and at least once every fiscal quarter, in each case, at such times and places as shall be designated from time to time by the Board. Written notice of each regular meeting of the Board shall be given to each Director at least five Business Days before the date of such meeting.

(b) Quorum. A quorum for the transaction of business at any meeting of the Board shall consist of (i) a majority of the total number of Directors then in office and (ii) at least one Director nominated by each Major Stockholder; provided that in the event a meeting of the Board is adjourned for a lack of quorum because a Director nominated by such Major Stockholder has not appeared at a duly called meeting for which such Director received proper notice, the absence of such Director shall not prevent a quorum at a Reconvened Meeting provided that a majority of the total number of Directors then in office are in attendance.

(c) Actions of Board. Subject to applicable Law and the terms of this Agreement, all matters before the Board shall require a majority of the votes of the Directors present at a meeting in which there is a quorum. Each Director shall be entitled to cast one vote. In the absence of a quorum for any such meeting, a majority of the Directors present thereat may adjourn such meeting from time to time until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all of the Directors consent thereto in writing.

(d) Composition. The Board shall consist of eleven members; provided, that, (x) the Board may increase the size of the Board to the extent required by the rules of the exchange on which the Common Stock is listed, if any, to allow a majority of the Directors to be Independent Directors or to permit the full exercise of all rights provided in this Section 2(d) and (y) the Board may decrease the size of the Board following a Termination Event or Multiple Nominee Termination Event but not to a number below the greater of (A) the number of Directors on the Board immediately following such event and (B) the aggregate number of Directors that Persons have the right to nominate in accordance with this Section 2 after giving effect to such event. Subject to Section 8(a), each Major Stockholder agrees to vote all its Common Shares on matters subject to the vote of such Major Stockholder and to take all other necessary or desirable actions within its control (whether in such Major Stockholder’s capacity as a Major Stockholder or otherwise, including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company will, as promptly as practicable, take all necessary and desirable actions within its control (including calling special meetings of the Board and the Major Stockholder), so that each Director shall be appointed or elected from nominees determined as follows:

(i) the individual holding the office of Chief Executive Officer of the Company from time to time (the “Management Director”) shall serve as a Director;

(ii) each Major Stockholder shall have the right to nominate one Director;

(iii) each Major Stockholder who, collectively with its Affiliates, owns at least 18% of the issued and outstanding Common Shares shall have the right (together with its Board Rights Transferees, if any) to nominate a second Director;

(iv) each Major Stockholder who, collectively with its Affiliates, owns at least 24% of the issued and outstanding Common Shares shall have the right (together with its Board Rights Transferees, if any) to nominate a third Director;

(v) each Major Stockholder who, collectively with its Affiliates, owns at least 34% of the issued and outstanding Common Shares shall have the right (together with its Board Rights Transferees, if any) to nominate a fourth Director;

(vi) each Major Stockholder who, collectively with its Affiliates, owns at least 42% of the issued and outstanding Common Shares shall have the right (together with its Board Rights Transferees, if any) to nominate a fifth Director;

(vii) each Major Stockholder who, collectively with its Affiliates, owns at least 50% of the issued and outstanding Common Shares shall have the right (together with its Board Rights Transferees, if any) to nominate a sixth and seventh Director;

(viii) the holders of a majority of the issued and outstanding Common Shares shall nominate the remaining Directors; and

(ix) for purposes of Section 2(d)(ii) through (vii), in the case of General Atlantic, Common Shares owned by any other Persons that were stockholders of Webloyalty Holdings, Inc. immediately prior to the acquisition of Webloyalty Holdings, Inc. by Affinion Group, Inc. shall be deemed to be owned by General Atlantic and its Affiliates. Notwithstanding anything to the contrary contained herein, if a Major Stockholder ceases to qualify as a Major Stockholder, whether as a result of dilution, Transfer or otherwise, then the rights of the Major Stockholder under Section 2(d)(ii) and all other provisions of this Section 2 as applicable to such Major Stockholder’s Director nominee shall terminate automatically (a “Termination Event”); and if a Major Stockholder, together with its Affiliates, ceases to beneficially own the minimum requisite percentage of the issued and outstanding Common Shares, whether as a result of dilution, Transfer or otherwise, to nominate a Director under any of Section 2(d)(iii) through (vii), then the rights of such Major Stockholder under such Section or Sections, as applicable, and all other related provisions of this Section 2 shall terminate automatically (a “Multiple Nominee Termination Event”). Within three Business Days after the occurrence of a Termination Event or Multiple Nominee Termination Event, as applicable, due to a Transfer or other action taken by a Major Stockholder, such Major Stockholder shall provide the Company with written notice of such event and, in the case of a Multiple Nominee Termination Event, such notice shall specify the Director or Directors to be removed. Each Major Stockholder shall cause its nominee or nominees, as applicable, to execute and deliver a resignation, substantially in the form attached hereto as Exhibit D, prior to becoming a Director which shall be irrevocable and shall be effective with respect to the Company and any Subsidiaries for which such nominee serves as a Director or in a similar capacity automatically upon the occurrence of a Termination Event or Multiple Nominee Termination Event, as applicable, and shall not permit any such nominee or nominees to revoke any such resignation. For the avoidance of doubt, nothing contained herein shall limit the ability of a Transferee to become a Major Stockholder in accordance with this Agreement.

(e) Term; Removal and Replacement. The nominees designated in Section 2(d) will be elected as Directors at any annual or special meeting of the stockholders (or by written consent in lieu of a meeting of the stockholders) and will serve until their successors are duly elected and qualified pursuant to the terms of this Agreement or until their earlier death, disability, resignation, termination (with cause or without cause) or other removal. No Director may be removed without the consent of the Major Stockholder, if any, who is entitled to nominate such individual as a Director pursuant this Agreement. A Director may only be removed at the direction of the party that is entitled to nominate such Director, and the vacancy created by any former Director may only be filled by a nominee of the party that was entitled to nominate such former Director; provided, that, if any Major Stockholder loses the right to appoint a nominee to the Board pursuant to Section 2(d)(ix), the resulting vacancy shall be filled in accordance with Section 2(d). Each Major Stockholder agrees to vote all of its Common Shares and to take all other necessary or desirable actions within its control (whether in such Major Stockholder’s capacity as a Major Stockholder or otherwise, including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company will, as promptly as practicable, take all necessary and desirable actions within its control (including calling special meetings of the Board and the stockholders), so that each Director shall be removed as directed by the Major Stockholder entitled to nominate such Director. Furthermore, if the individual then holding the office of Chief Executive Officer of the Company ceases to hold such office, the Major Stockholders shall vote their Common Shares to remove the Management Director. Subject to the foregoing, in the event a vacancy is created on the Board by reason of the death, disability, resignation or termination (with cause or without cause) of any Director, each of the Major Stockholders hereby agrees that such vacancy shall be filled in accordance with the procedures set forth in this Section 2. The Company and the Major Stockholders shall fill any vacancies on the Board in accordance with this Section 2, as soon as practicable following the date such vacancy is created.

(f) Notwithstanding anything to the contrary set forth in the By-Laws, each party having the right to nominate, remove or replace a Director in accordance with this Section 2 does not need to comply with the advance notice provisions set forth in the By-Laws. To nominate, remove or replace a Director in accordance with this Section 2, any such Person shall provide notice to the Company (i) in the case of a regularly scheduled stockholder meeting, at least five Business Days prior to such meeting and (ii) in the case of a special meeting of stockholders, prior to the later of 48 hours after delivery of notice of such meeting and five Business Days prior to such meeting.

(g) Representation on Committees. Unless otherwise prohibited by applicable Law or the rules of any applicable Self-Regulatory Organization, at least one Director nominated by each Major Stockholder shall be entitled to serve on each committee of the Board or otherwise appointed by the Board.

(h) Representation on Subsidiary Boards. Unless otherwise prohibited by applicable Law or the rules of any applicable Self-Regulatory Organization, at least one Director nominated by each Major Stockholder shall have the right to serve on (i) the board of directors of each Subsidiary of the Company and (ii) each committee of each such Subsidiary’s board of directors.

(i) Fees and Expenses. The Company shall reimburse each Director for all reasonable costs and expenses (including reasonable travel, lodging and meal expenses) incurred in connection with such Director’s attendance and participation at meetings of (i) the Board and (ii) the committees of the Board, in each case to the extent not otherwise reimbursed by the Company or any of its Subsidiaries by virtue of the status of such Director as an employee of the Company or any of its Subsidiaries.

(j) Officers. The officers of the Company shall be appointed and removed by the Board and perform such functions as delegated to them by the Board. The Board may delegate to any officer of the Company or to any such other Person such authority to act on behalf of the Company as the Board may from time to time deem appropriate in its sole discretion.

Section 3. Stockholder Meetings; Actions Requiring Special Approval.

(a) General. The Company shall hold annual and special meetings of the stockholders in accordance with the Company By-Laws. Written notice of each stockholders’ meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote thereat in accordance with the By-Laws.

(b) Quorum. A quorum for the transaction of business at any meeting of the stockholders shall consist of (i) holders of a majority of the total number of issued and outstanding Common Shares entitled to vote at such meeting and (ii) each Major Stockholder; provided, that in the event a meeting of the stockholders is adjourned for a lack of quorum because a Major Stockholder has not appeared at a duly called meeting for which such Major Stockholder received proper notice, the absence of such Major Stockholder shall not prevent a quorum at a Reconvened Meeting provided that a majority of the total number of issued and outstanding Common Shares entitled to vote at such meeting are in attendance.

(c) Actions Requiring Special Approval. Without each Major Stockholder’s prior approval, the Company shall not, and shall cause each of its Subsidiaries not to, take or omit to take, as applicable, or agree to take or omit to take, as applicable, or otherwise approve, consent to or ratify, directly or indirectly (whether by merger, consolidation or otherwise), any of the actions set forth on Annex I (the “Consent Actions”), which Consent Actions may be amended, modified, supplemented or restated in writing by the Major Stockholders, unanimously, from time to time.

Section 4. Transfer Restrictions; Permitted Transfers.

(a) General Transfer Restrictions.

(i) Before the consummation of a Qualified Public Offering, each Holder agrees that it shall not, and shall not permit its Transferees (if any), to Transfer directly or indirectly any of the Common Shares, or any other securities of the Company that such Holder or its Transferees, as applicable, may now possess or hereafter acquire, to the Persons identified on Schedule II attached hereto.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, no Transfer of Common Shares shall become effective and the Company shall not recognize any such Transfer (A) unless such Transfer complies with the provisions of this Section 4, and (B) except in the case of a Transfer of Common Shares made pursuant to a Public Sale, until the Transferee (unless already party to this Agreement) executes and delivers to each party to this Agreement an Adoption Agreement. Subject to Section 8, upon such Transfer and such execution and delivery of such Adoption Agreement, the Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the Transferred Common Shares. Any Transfer of Common Shares in violation of this Section 4 shall be void ab initio. Subject to the foregoing and the Certificate of Incorporation, for the avoidance of doubt, Common Shares held by Holders shall be freely transferable.

(b) Right of First Offer.

(i) Before the consummation of a Qualified Public Offering, if a Major Stockholder (the “Transferring Holder”) wishes to effect a Transfer of its Common Shares or securities convertible into or exchangeable into or exercisable for Common Shares, then such Transferring Holder shall first deliver a written notice (the “ROFO Notice”) to the Company and the other Major Stockholder or Major Stockholders, as applicable (the “ROFO Offerees”). Such ROFO Notice shall disclose the number of Common Shares or securities convertible into or exchangeable into or exercisable for Common Shares proposed to be Transferred (the “Offered Shares”) and the material terms of any offer the Transferring Holder has received or is contemplating, if applicable.

(ii) Each ROFO Offeree shall have the right (the “Right of First Offer”) to provide the Transferring Holder, within 20 days after the date of the delivery of the ROFO Notice, with an irrevocable written offer to acquire the Offered Shares, upon the price, terms and conditions on which such ROFO Offeree is willing to purchase the Offered Shares (the “Proposed Offer”).

(iii) The Transferring Holder, in its sole discretion, may elect to accept any Proposed Offer by delivering an irrevocable written notice of acceptance (the “ROFO Acceptance Notice”) to the ROFO Offerees within 20 days after the date of the ROFO Notice (the “ROFO Acceptance Period”), provided that (A) if such Transferring Holder receives a Proposed Offer from more than one ROFO Offeree, such Transferring Holder may only accept the Proposed Offer with the most favorable terms and conditions (including price) in its reasonable discretion; (B) if such Transferring Holder receives Proposed Offers with equivalent terms (including price and other terms and conditions) from the ROFO Offerees (including the Company) and elects to accept one of such Proposed Offers, such Transferring Holder shall accept the Company’s Proposed Offer and, if the Company does not offer to purchase all of the Offered Shares, the Transferring Holder shall accept the other Proposed Offers, and the remaining Offered Shares shall be allocated to the other ROFO Offerees on a pro rata basis; and (C) if such Transferring Holder receives Proposed Offers with equivalent terms (including price and other terms and conditions) from the ROFO Offerees (other than the Company) and elects to accept one of such Proposed Offers, such Transferring Holder shall accept all of the Proposed Offers, and the Offered Shares shall be allocated to such ROFO Offerees on a pro rata basis.

(iv) The ROFO Offerees purchasing the Common Shares pursuant to this Section 4(b) shall be entitled to require the Transferring Holder to provide representations and warranties regarding (A) its power, authority and legal capacity to enter into such Transfer of Common Shares; (B) valid right, title and interest in such Common Shares and the Transferring Holder’s ownership of such Common Shares; (C) the absence of any Encumbrances on such Common Shares; and (D) the absence of any violation, default or acceleration of any agreement or instrument pursuant to which such Transferring Holder or the assets of such Transferring Holder are bound as the result of such sale.

(v) Subject to any Tag-Along Rights, after the termination of the ROFO Acceptance Period, the Transferring Holder, during the 120-day period following the ROFO Acceptance Period or the 180-day period following the ROFO Acceptance Period if the Transferring Holder has entered into an agreement to Transfer during the 120 days following the ROFO Acceptance Period, may Transfer the Offered Shares at and upon the price and other material terms and conditions that are more favorable to the Transferring Holder than the most favorable Proposed Offer that the Transferring Holder received (such Transfer, the “Permitted ROFO Transfer”). If the Transferring Holder has not consummated a Permitted ROFO Transfer within such 120-day period or 180-day period, as applicable, the Transferring Holder shall not thereafter Transfer any Common Shares (including such Offered Shares), whether pursuant to a Proposed Offer or otherwise, without first providing a new ROFO Notice to the ROFO Offerees in the manner provided above, and such proposed Transfer shall again be subject to the requirements of this Section 4(b).

(vi) Upon the closing of the sale of any Common Shares pursuant to this Section 4(b), the Transferring Holder shall deliver at such closing, against payment of the purchase price therefor, certificates representing those Common Shares to be sold, duly endorsed for Transfer or accompanied by duly endorsed stock powers, and evidence of the absence of Encumbrances with respect thereto and of such other matters as are deemed reasonably necessary by the Company for the proper Transfer of such Common Shares on the books of the Company.

(vii) Notwithstanding anything to the contrary in this Agreement, this Section 4(b) shall not apply to (A) Permitted Transfers, (B) Transfers of Common Shares made in a Qualified Public Offering, (C) Transfers of Common Shares made by Dragged Holders in a Drag-Along Transaction or (D) Transfers of Common Shares made in connection with the exercise of Tag-Along Rights.

(c) Drag-Along Rights.

(i) Before the completion of a Qualified Public Offering, if Apollo or, following the fifth anniversary of the date of this Agreement, General Atlantic (for so long as it is a Major Stockholder), is the Transferring Holder and the Offered Shares to be Transferred are to be Transferred to an unaffiliated third party in a transaction or series of related transactions, which transaction or series of related transactions would constitute a Permitted ROFO Transfer, whether by sale of stock, merger, consolidation or otherwise, comprise 80% or more of the Common Shares beneficially owned by such Transferring Holder and its Affiliates (a “Drag-Along Transaction”), then, in the event that a Holder (the “Dragged Holder”) was not entitled to a Right of First Offer or has not timely submitted its Proposed Offer, or any such Proposed Offer has been rejected in compliance with this Agreement, Apollo and/or General Atlantic, as applicable, shall have the right (the “Drag-Along Right”) to require such Dragged Holder to Transfer, in the Drag-Along Transaction, the number of Common Shares beneficially owned by such Dragged Holder multiplied by the Drag-Along Percentage (rounded down to the nearest whole share).

(ii) To exercise its Drag-Along Right, Apollo and/or General Atlantic, as applicable, shall deliver written notice of such Drag-Along Transaction (the “Drag-Along Notice”) to the Company and each Dragged Holder within 20 days after the expiration of the ROFO Acceptance Period. Such Drag-Along Notice shall disclose in reasonable detail the number of Common Shares to be subject to the Drag-Along Transaction (the “Drag-Along Shares”), the proposed price, the other proposed terms and conditions of the proposed Drag-Along Transaction (including copies of the definitive agreements relating thereto) and the identity of the prospective purchaser. For the avoidance of doubt, the terms and conditions of the proposed Drag-Along Transaction must be substantially the same for the Transferring Holder and the Dragged Holder, including the identical form and amount of consideration, but excluding any payments under the Consulting Agreements made as a result of any Drag-Along Transaction.

(iii) Notwithstanding anything to the contrary in this Agreement, if General Atlantic exercises its Drag-Along Right pursuant to the provisions of this Section 4(c), then Apollo shall be required to exercise its drag-along rights under each of the MIRA and the Wyndham Securityholder Rights Agreement mutatis mutandis for the benefit of General Atlantic to the same extent as if Apollo had exercised such rights under such agreements, including taking all actions reasonably necessary to enforce such drag-along rights.

(iv) The Persons purchasing the Common Shares pursuant to a Drag-Along Transaction shall be entitled to require each Dragged Holder to provide representations and warranties regarding (A) its power, authority and legal capacity to enter into such Transfer of Common Shares; (B) its valid right, title and interest in such Common Shares and the Transferring Holder’s ownership of such Common Shares; (C) the absence of any Encumbrances on such Common Shares; and (D) the absence of any violation, default or acceleration of any agreement or instrument pursuant to which such Dragged Holder or the assets of such Dragged Holder are bound as the result of such sale; provided, that the representations to be provided by each Dragged Holder and the Transferring Holder shall be substantially identical other than with respect to the applicable governing Law with respect to its power, authority and legal capacity to enter into such Transfer of Common Shares.

(v) With respect to any Drag-Along Transaction, Apollo and/or General Atlantic, as applicable, and each Dragged Holder shall use their reasonable best efforts to effect the Drag-Along Transaction as expeditiously as practicable, including delivering all documents necessary or reasonably requested in connection with such Drag-Along Transaction, voting in support of such transaction and entering into any instrument, undertaking or obligation necessary or reasonably requested in connection with such Drag-Along Transaction (as specified in the Drag-Along Notice). Subject to the terms and conditions of this Section 4(c) and without limiting the generality of the foregoing, the Company and each Dragged Holder shall take or cause to be taken all actions, and do or cause to be done, on behalf and in respect of the Company, all reasonably requested actions consistent with this Section 4(c) in connection with any Drag-Along Transaction. In addition, (A) each Transferring Holder and each Dragged Holder shall pay its pro rata share (based on the percentage of the proceeds actually received by the Transferring Holder or such Dragged Holder, as applicable, as compared to the aggregate proceeds actually received by all Dragged Holders and the Transferring Holder) of the reasonable expenses (if any) incurred by the Transferring Holder and each of the Dragged Holders (or any of their respective Affiliates) in connection with the Drag-Along Transaction; and (B) each Transferring Holder and each Dragged Holder shall join on a pro rata basis (based on the percentage of the proceeds actually received by the Transferring Holder or such Dragged Holder, as applicable, as compared to the aggregate proceeds actually received by all Dragged Holders and the Transferring Holder), severally and not jointly, in any indemnification or other obligations that are specified in the Drag-Along Notice, except for (x) any indemnification of any Transferring Holder or any of its Affiliates, (y) any indemnification with respect to the representations and warranties given by any other Dragged Holder pursuant to Section 4(c)(iv) and (z) any indemnification of any Transferee or any other party related to such Drag-Along Transaction (including escrow agents, investment bankers or other agents or advisors) with respect to an aggregate amount in excess of the proceeds actually paid to such Dragged Holder (after deducting any expenses paid by such Dragged Holder pursuant to clause (A) of this sentence) in respect of such Dragged Holder’s Common Shares in connection with such Drag-Along Transaction (provided that, with respect to any options, warrants or other rights to purchase or subscribe for Common Shares exercised or converted into Common Shares by a Dragged Holder following the delivery of the applicable Drag-Along Notice, such proceeds shall only include the amount by which the aggregate proceeds actually received exceeds the aggregate exercise or conversion price actually paid by such Dragged Holder in respect of such options, warrants or rights).

(vi) If requested by Apollo and/or General Atlantic, as applicable, each Dragged Holder will, immediately prior to the consummation of the Drag-Along Transaction, exercise and or convert, as applicable, such number of options, warrants or other rights to purchase or subscribe for Common Shares into Common Shares as is required so that a sufficient number of Common Shares are available to Transfer the applicable number of Drag-Along Shares beneficially owned by such Dragged Holder; provided, that any Dragged Holder that holds such options, warrants or other rights to purchase the exercise or conversion price per share of which is greater than the per share price at which the Drag-Along Shares are to be Transferred, may, in place of such exercise or conversion, submit to irrevocable cancellation thereof without any liability for payment of any exercise or conversion price with respect thereto.

(vii) Upon the closing of the sale of any Common Shares pursuant to this Section 4, the Dragged Holders shall deliver at such closing, against payment of the purchase price therefor, certificates representing their Common Shares to be sold, duly endorsed for Transfer or accompanied by duly endorsed stock powers, and evidence of the absence of Encumbrances with respect thereto and of such other matters as are deemed reasonably necessary by the Company for the proper Transfer of such shares on the books of the Company.

(viii) If Apollo and/or General Atlantic, as applicable, has satisfied the conditions necessary to exercise the Drag-Along Right with respect to a Drag-Along Transaction, then before the completion of a Qualified Public Offering, in connection with a sale of all or substantially all of the consolidated gross assets (excluding cash) of the Company and assumption of all or substantially all of the consolidated gross liabilities (excluding Indebtedness) of the Company to an unaffiliated third party (a “Dragged Asset Sale”), Apollo and/or General Atlantic, as applicable, shall have the right (the “Dragged Asset Sale Right”) to require each Holder (a “Dragged Asset Sale Holder”) that was not entitled to a Right of First Offer or has not timely submitted its Proposed Offer, or whose Proposed Offer has been rejected in compliance with this Agreement, to vote to approve such Dragged Asset Sale.

(ix) To exercise its Dragged Asset Sale Right, the Transferring Holder must deliver written notice of such proposed Dragged Asset Sale (the “Dragged Asset Sale Notice”) to the Company and each Dragged Asset Sale Holder within 150 days after the date of such ROFO Notice. Such Dragged Asset Sale Notice shall disclose in reasonable detail the proposed price, the other proposed terms and conditions of the proposed Dragged Asset Sale (including copies of the definitive agreements relating thereto) and the identity of the prospective Asset Acquirer.

(x) The Asset Acquirer shall be entitled to require each Dragged Asset Sale Holder to provide representations and warranties regarding (A) its power, authority and legal capacity to vote its Common Shares in favor of such Dragged Asset Sale; (B) its valid right, title and interest in such Common Shares and the Dragged Asset Sale Holder’s ownership of such Common Shares; (C) the absence of any Encumbrances on such Common Shares; and (D) the absence of any violation, default or acceleration of any agreement or instrument pursuant to which such Dragged Asset Sale Holder or the assets of such Dragged Asset Sale Holder are bound as the result of such sale, provided that the representations to be provided by each Dragged Asset Sale Holder and any Transferring Holder shall be substantially identical other than with respect to the applicable governing Law with respect to its power, authority and legal capacity to vote its Common Shares in favor of such Dragged Asset Sale.

(xi) Subject to the terms and conditions of this Section 4(c), the Company (in the case of any Dragged Asset Sale) agrees that it shall use its reasonable best efforts to effect the Dragged Asset Sale, as expeditiously as practicable, including delivering all documents necessary or reasonably requested in connection with such Dragged Asset Sale, and entering into any instrument, undertaking or obligation necessary or reasonably requested in connection with such Dragged Asset Sale (as specified in the Dragged Asset Sale Notice). Subject to the terms and conditions of this Section 4(c) and without limiting the generality of the foregoing, the Company shall take or cause to be taken all actions, and do or cause to be done, on behalf and in respect of the Company, all reasonably requested actions consistent with this Section 4(c) in connection with any Dragged Asset Sale, as applicable. In addition, (A) each Transferring Holder and each Dragged Asset Sale Holder shall pay its pro rata share (based on the percentage of the proceeds actually received by the Transferring Holder or such Dragged Asset Sale Holder, as applicable, as compared to the aggregate proceeds actually received by all Dragged Asset Sale Holders and the Transferring Holder) of the reasonable expenses (if any) incurred by the Transferring Holder and each of the Dragged Asset Sale Holders (or any of their respective Affiliates) in connection with the Dragged Assets Sale; and (B) each Transferring

Holder and each Dragged Asset Sale Holder shall join on a pro rata basis (based on the percentage of the proceeds actually received by the Transferring Holder or such Dragged Asset Sale Holder, as applicable, as compared to the aggregate proceeds actually received by all Dragged Asset Sale Holders and the Transferring Holder), severally and not jointly, in any indemnification or other obligations that are specified in the Drag Asset Sale Notice, except for (x) any indemnification of any Transferring Holder or any of its Affiliates, (y) any indemnification with respect to the representations and warranties given by any other Dragged Asset Sale Holder pursuant to Section 4(c)(x) and (z) any indemnification of any Transferee or any other party related to such Dragged Assets Sale (including escrow agents, investment bankers or other agents or advisors) with respect to an aggregate amount in excess of the proceeds actually paid to such Dragged Asset Sale Holder (after deducting any expenses paid by such Dragged Asset Sale Holder pursuant to clause (A) of this sentence) in respect of the assets sold in such Dragged Assets Sale.

(xii) Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, this Section 4(c) shall not apply to (A) Permitted Transfers, (B) Transfers of Common Shares made in a Qualified Public Offering or (C) Transfers of assets by the Company or any of its Subsidiaries to any Major Stockholder’s Affiliates or their respective portfolio companies.

(d) Tag-Along Rights.

(i) Before the completion of a Qualified Public Offering, if any Holder or Holders (together with their respective Affiliates) propose to Transfer to another Person or Persons (including, for the avoidance of doubt, any ROFO Offeree) (collectively, the “Tag-Along Offerors”), in a transaction or series of related transactions (the “Tag-Along Transaction”), Common Shares representing, in the aggregate, more than 5% of the Common Shares beneficially owned by the selling Holder or Holders, then, at least 10 Business Days prior to the closing of such proposed Transfer, any such Transferring Holder shall deliver a written notice (the “Tag-Along Notice”) to each Holder. Such Tag-Along Notice shall (A) set forth (1) the total number of Common Shares proposed to be Transferred (the “Tag-Along Shares”), (2) the total number of Common Shares beneficially owned by the Transferring Holder and each Affiliate of such Transferring Holder proposing to Transfer Common Shares in such Tag-Along Transaction (each a “Transferring Affiliate”), (3) the name and address of the Tag-Along Offerors, (4) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the Transferring Holder as may be reasonably necessary for the Company to properly analyze the economic value and investment risk of such non-cash consideration) and (5) the terms and conditions of payment that the Transferring Holder and its Transferring Affiliates intend to accept; and (B) indicate that the Tag-Along Offerors have been informed of the Tag-Along Rights provided for in this Section 4(d) and have agreed to purchase Common Shares from the Holders (and their respective Affiliates) in accordance with the terms hereof.

(ii) Each Holder shall have the right (the “Tag-Along Right”), exercisable by delivering a written notice (the “Tag-Along Acceptance Notice”) to the Transferring Holder within 10 Business Days after delivery of the Tag-Along Notice, to Transfer to the Tag-Along Offerors and substitute for Tag-Along Shares held by the Transferring Holder, as a condition to such proposed Transfer of Tag-Along Shares by the Transferring Holder or its Transferring Affiliates, up to the number of Common Shares equal to the number of Tag-Along Shares multiplied by such Holder’s Tag-Along Percentage (rounded down to the nearest whole share), at a price per share equal to the same price per Common Share proposed to be paid by the Tag-Along Offerors and otherwise on substantially the same terms and conditions set forth in the Tag-Along Notice.

(iii) Notwithstanding anything to the contrary in this Agreement, General Atlantic shall allow each holder under the Wyndham Securityholder Rights Agreement (if Apollo exercises Tag-Along Rights pursuant to the provisions of this Section 4(d)) and the MIRA possessing the right to tag-along in any Transfer of Common Shares held by Apollo, mutatis mutandis, to tag-along with any Transfer of Common Shares held by General Atlantic in the Tag-Along Transaction to the same proportionate extent as such holders elect to tag-along with any Transfer of Common Shares held by Apollo in the Tag-Along Transaction.

(iv) The Transferring Holder (and its Transferring Affiliates) shall not Transfer any Common Shares to the Tag-Along Offerors unless each Holder that delivered a timely Tag-Along Acceptance Notice is permitted to Transfer simultaneously therewith, and substitute for Tag-Along Shares held by the Transferring Holder (or its Transferring Affiliates), the number of Common Shares equal to the number of Tag-Along Shares multiplied by such Holder’s Tag-Along Percentage (rounded down to the nearest whole share), at a price per share equal to the same price per Common Share proposed to be paid to the Transferring Holder (and its Transferring Affiliates) and otherwise on substantially the same terms and conditions set forth in the Tag-Along Notice.

(v) If all such Transfers of Common Shares to the Tag-Along Offeror are not consummated within 120 days from delivery of the Tag-Along Notice, the provisions of this Section 4(d) shall again become effective with respect to the proposed Transfer of Common Shares.

(vi) Notwithstanding anything to the contrary in this Agreement, this Section 4(d) shall not apply to (A) Permitted Transfers or (B) Transfers of Common Shares made in a Qualified Public Offering.

(e) Securities Restrictions; Legends.

(i) No Common Shares shall be Transferred except upon the conditions specified in Section 4 and in this Section 4(e), which conditions are intended to ensure compliance with the provisions of the Securities Act.

(ii) Securities Act Legend. Each certificate representing Common Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER

JURISDICTION. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM PURSUANT TO THE ACT AND APPLICABLE STATE SECURITIES LAWS. ANY OFFER, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES IN A TRANSACTION THAT IS NOT REGISTERED UNDER THE ACT IS SUBJECT TO THE COMPANY’S RIGHT TO REQUIRE DELIVERY OF AN OPINION OF COUNSEL TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

The Holder of any Common Shares by acceptance thereof agrees, prior to any Transfer of any such Common Shares, to give written notice to the Company of such Holder’s intention to effect such Transfer and to comply in all other respects with Section 4 and the provisions of this Section 4(e). Each such notice shall describe the manner and circumstances of the proposed Transfer of Common Shares. Upon request by the Company, the Holder delivering such notice shall deliver a written opinion, addressed to the Company, of counsel for the Holder of such Common Shares, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company) such proposed Transfer does not involve a transaction requiring registration or qualification of such shares under the Securities Act or other applicable securities Laws. Such Holder of such Common Shares shall be entitled to effect a Transfer of such Common Shares in accordance with the terms of the notice delivered to the Company, if such Transfer is otherwise in compliance with this Agreement and the Company does not reasonably object to such Transfer and request such opinion within 15 days after delivery of such notice, or, if it requests such opinion, does not reasonably object to such Transfer within 15 days after delivery of such opinion. Each certificate or other instrument evidencing any such Transferred Common Shares shall bear the legend set forth in this Section 4(e)(ii) unless (A) such opinion of counsel to the Holder of such shares (which opinion and counsel shall be reasonably acceptable to the Company) states that registration or qualification of any future Transfer of Common Shares is not required by the applicable provisions of the Securities Act or other applicable securities Laws or (B) the Company shall have waived the requirement of such legends.

(iii) Stockholders Agreement Legend. Each certificate representing shares of Common Shares shall be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER AGREEMENT DATED AS OF JANUARY 14, 2011 (AS IT MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME, THE “STOCKHOLDERS’ AGREEMENT”), AMONG THE HOLDER OF SUCH

SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE HOLDER OF SUCH SECURITIES), THE COMPANY AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY. THE TERMS OF THE AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFERS. THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

The legend required under this Section 4(e)(iii) shall be removed upon the earlier of (i) termination of this Agreement in accordance with the provisions of Section 10(a) and (ii) with respect to any Common Shares to be sold in a Transfer pursuant to Public Sale, in connection with any such Transfer of Common Shares made pursuant to a Public Sale.

Section 5. Preemptive Rights.

(a) General.

(i) If the Company or any of its Subsidiaries proposes to issue any (A) equity securities or (B) securities convertible into or exercisable or exchangeable for equity securities, other than Excluded Securities (the “Offered Securities”), the Company shall deliver to each Preemptive Rights Holder a written notice (which notice shall state the number or amount of the Offered Securities proposed to be issued, the purchase price thereof and any other material terms or conditions of the proposed Offered Securities and of their issuance or incurrence, as applicable, including any linked or grouped securities which comprise Offered Securities) of such issuance or incurrence, as applicable (the “Preemptive Offer Notice”) at least 10 Business Days prior to the date of the proposed issuance (the period beginning on the date that the Preemptive Offer Notice is delivered to the Preemptive Rights Holders and the date that is 10 Business Days following such date being the “Preemptive Offer Period”).

(ii) Each Preemptive Rights Holder shall have the option, exercisable at any time during the Preemptive Offer Period by delivering a written notice to the Company (a “Preemptive Offer Acceptance Notice”), to subscribe for the number or amount of such Offered Securities up to its Preemptive Rights Proportion of the total number or amount of Offered Securities proposed to be issued.

(iii) If Preemptive Offer Acceptance Notices are not given by the Preemptive Rights Holders for all the Offered Securities, the Company may issue the part of such Offered Securities as to which Preemptive Offer Acceptances Notices have not been given by the Preemptive Rights Holders (the “Refused Securities”) to any other Person (a “New Investor”) in accordance with the terms and conditions set forth in the Preemptive Offer Notice. Any Refused Securities not purchased by one or more New Investors in accordance with this Section 5(a) within 60 days after the expiration of the Preemptive Offer Period may not be sold or otherwise disposed of until they are again offered to the Preemptive Rights Holders under the procedures specified in this Section 5(a).

(iv) For the avoidance of doubt, the Preemptive Rights Holders shall not be required to make any additional capital contributions to the Company or any of its Subsidiaries.

(b) Excluded Securities. The rights under this Section 5 shall not apply to the following securities issued by the Company or any of its Subsidiaries at any time in compliance with this Agreement (the “Excluded Securities”):

(i) securities, including Common Shares, options, warrants or other securities convertible into or exercisable or exchangeable for any such securities, in each case, issued to officers, employees, directors, or consultants of the Company or its Subsidiaries as compensation for services;

(ii) Common Shares issued as a dividend on Common Shares or upon any stock split, reclassification, recapitalization, exchange or readjustment of shares, merger or other similar transaction;

(iii) securities issued as consideration in a consolidation, merger, purchase of all or substantially all of the assets of the Company or similar transaction involving the Company, or any of its Subsidiaries, and a business entity that is not an Affiliate of the Company or one of the Major Stockholders, in each case to the extent that such transaction is conducted in compliance with this Agreement;

(iv) securities issued as an equity kicker to one or more Persons to whom the Company or one or more of its Subsidiaries is becoming Indebted in connection with the incurrence of such Indebtedness by the Company or any of its Subsidiaries, provided that such incurrence otherwise complies with this Agreement, provided that to the extent any Major Stockholder exercises its Preemptive Rights to such Indebtedness (in the case of Indebtedness convertible into or exercisable or exchangeable for equity securities), it shall be entitled to Preemptive Rights pursuant to this Section 5 (without respect to this Section 5(b)(iv)) with respect to such securities issued as an equity kicker;

(v) to the extent that the Company concludes that an issuance is appropriate and desirable to further the business relationship with an affinity partner, customer or supplier of the Company or one of its Subsidiaries, Common Shares issued on customary terms to such Person in a commercial transaction;

(vi) securities issued by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(vii) securities issued upon the exercise, conversion or exchange of any options, warrants or any other derivative securities of the Company issued in compliance with (or not otherwise in violation of) this Section 5; and

(viii) securities issued by the Company pursuant to the Merger Agreement.

(c) Termination. The rights set forth in this Section 5 shall terminate immediately prior to the consummation of a Qualified Public Offering.

(d) Treasury Stock. For the avoidance of doubt, the Transfer (other than to a wholly owned Subsidiary of the Company) by the Company of any security issued by the Company shall be deemed to be an issuance of such security by the Company for the purposes of this Agreement.

Section 6. Representations and Warranties.

(a) Representations and Warranties of the Holders. Each Holder, as to itself and not jointly, hereby represents and warrants to the Company as of the date hereof that:

(i) Organization. If such Holder is an entity, such Holder is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation or organization and there is no pending or, to the knowledge of such Holder, threatened action for the dissolution, liquidation, insolvency, or rehabilitation of such Holder.

(ii) Authority. Such Holder has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance by such Holder of this Agreement has been duly authorized by all necessary action of such Holder; and this Agreement has been duly executed and delivered by such Holder and is the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, conservatorship, reorganization, liquidation, moratorium, or similar events affecting such Holder or its assets, or by general principles of equity.

(iii) No Consents; No Violations. (A) No authorization, approval or other action by, and no notice to or filing with, any Government Entity or Self-Regulatory Organization or any other Person is required for the due execution, delivery, and performance by such Holder of this Agreement or the consummation of the transactions contemplated hereby (other than (x) such as has been obtained, given, effected or taken prior to the date hereof, (y) consents, authorizations, approvals or filings required to be obtained or made by, or notices given to, any Government Entity or Self-Regulatory Organization to the extent having jurisdiction over the Company, as to which such Holder makes no representations or warranties and (z) routine filings that are informational in nature and made in the ordinary course of business); and (B) the execution, delivery, and performance of this Agreement and the performance by such Holder of its obligations hereunder do not and will not result in any breach, violation or contravention of (1) if such Holder is an entity, such Holder’s organizational documents, (2) any Law of any Government Entity applicable to such Holder, (3) any order, writ, injunction, judgment, decree or award of any Government Entity or Self-Regulatory Organization to which such Holder or any of its properties is subject or (4) any mortgage, contract, agreement, deed of trust, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which such Holder is a party or by which any of its properties is bound, except for breaches, violations and contraventions, if any, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, properties or assets of such Holder.

(iv) Investment Related Representations and Warranties.

(A) Such Holder is acquiring the Common Shares for his or its own account, for investment and not with a view to the distribution thereof or any interest therein in violation of the Securities Act or applicable securities Laws.

(B) Such Holder understands that (1) the Common Shares have not been registered under the Securities Act or under any state securities Laws, and are being offered and sold in reliance under federal and state exemptions for transactions not involving a public offering and (2) the Common Shares must be held by such Holder indefinitely unless a subsequent Transfer thereof is registered under the Securities Act and applicable Law or is exempt from such registration.

(C) Such Holder further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Holder) depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales of the Common Shares acquired hereunder in limited amounts. Such Holder further understands that the Holder has no right to compel the Company to disclose any information for purposes of complying with Rule 144.

(D) Such Holder (1) is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (2) has a preexisting personal or business relationship with the Company, its Subsidiaries or certain members of the Board or officers of the Company, which is of a nature and duration sufficient to make such Holder aware of the character, business acumen and general business and financial circumstances of the Company, its Subsidiaries and/or such members of the Board or officers of the Company, if any.

(E) The Company has made available to such Holder or its representatives all agreements, documents, records and books that such Holder has requested relating to an investment in the Common Shares being acquired by the Holder. Such Holder has had an opportunity to ask questions of, and receive answers from, Persons acting on behalf of the Company, concerning the terms and conditions of this investment, and answers have been provided to all such questions to the full satisfaction of such Holder. Such Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of the investment in the Common Shares and to suffer a complete loss of such investment.

(F) Such Holder has no need for liquidity in its investment in the Common Shares. Such Holder can bear the economic risk of investment in the Common Shares and has such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of the investment in the Common Shares. Such Holder has consulted with its professional, tax and legal advisors with respect to the federal, state, local and foreign income tax consequences of such Holder’s participation as a Holder of the Company.

(G) Such Holder understands that there is no public market for the Common Shares and that the transferability of the Common Shares is restricted.

(b) Representations and Warranties of the Company. The Company hereby represents and warrants to the Holders as of the date hereof that:

(i) Organization. The Company is a corporation validly existing and in good standing under the Laws of Delaware and there is no pending or, to the knowledge of the Company, threatened action for the dissolution, liquidation, insolvency, or rehabilitation of the Company.

(ii) Authority. The Company has the power and authority to carry on its business as now conducted, to own or hold under lease its properties, and to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action; and this Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, conservatorship, reorganization, liquidation, moratorium, or similar events affecting the Company or its assets, or by general principles of equity.

(iii) No Consents; No Violations. (A) No authorization, approval or other action by, and no notice to or filing with, any Government Entity or Self-Regulatory Organization or any other Person is required for the due execution, delivery, and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby (other than (x) such as has been obtained, given, effected or taken prior to the date hereof, (y) consents, authorizations, approvals or filings required to be obtained or made by, or notices given to, any Government Entity or Self-Regulatory Organization to the extent having jurisdiction over the Holders, as to which the Company makes no representations or warranties and (z) routine filings that are informational in nature and made in the ordinary course of business); and (B) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach, violation or contravention of (1) the Certificate of Incorporation or the By-Laws, (2) any Law applicable to the Company, (3) any order, writ, injunction, judgment, decree or award of any Government Entity or Self-Regulatory Organization to which the Company or any of its properties is subject or (4) any mortgage, contract, agreement, deed of trust, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which the Company is a party or by which any of its properties is bound, except for breaches, violations and contraventions, if any, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, properties or assets of the Company and its Subsidiaries, taken as a whole.

Section 7. Additional Agreements.

(a) Information Rights. At the request of any Holder, the Company shall furnish to such Holder:

(i) Annual Financial Reports. (A) As soon as available, but in no event later than 45 days after the end of each fiscal year, unaudited summarized consolidated financial statements of the Company and its Subsidiaries, for the immediately preceding fiscal year, and (B) as soon as available, but in no event later than 90 days after the end of each fiscal year, audited consolidated financial statements of the Company and its Subsidiaries, in each of clauses (A) and (B) including a summarized consolidated balance sheet as of the end of such fiscal year, a summarized consolidated statement of income and a summarized consolidated statement of cash flows for such year, in each case setting forth in comparative form the figures from the Company’s previous fiscal year, prepared on an internal management basis in the case of clause (A) and prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied in the case of clause (B) and, in the case of clause (B), audited by a nationally recognized independent certified public accounting firm selected by the Board. Audited financial statements shall also be accompanied by a narrative discussion in writing comparing the results of operations of the current fiscal year and the previous fiscal year, which discussion shall be prepared by the Company’s management.

(ii) Quarterly Financial Reports. As soon as available, but in no event later than 45 days after the end of each fiscal quarter, unaudited summarized consolidated financial statements of the Company and its Subsidiaries, including a summarized consolidated balance sheet as of the end of such fiscal quarter, a summarized consolidated statement of income and a summarized consolidated statement of cash flows for such quarter and the current fiscal year to date, in each case setting forth in comparative form the figures from the corresponding periods of the previous fiscal year and the Company’s projected financial statements for the current fiscal year and showing deviations from the Company’s budget, such financial statements to be prepared on an internal management basis;

(iii) Monthly Financial Reports. As soon as available, but in no event later than 30 days after the end of each month, unaudited summarized consolidated statement of income, which statements shall be prepared on an internal management basis.

(b) Inspection Rights. The Company shall permit each Major Stockholder and such Persons as it may designate to visit and inspect any of the properties of the Company, examine its books and records and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company with the Company’s officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Holder and such designees such affairs, finances and accounts) during normal business hours and upon reasonable notice.

(c) Confidentiality. Each Holder agrees to, and shall cause its Affiliates, and its and their respective directors, officers, employees, agents, advisors and representatives (“Representatives”) to, (i) hold confidential all information they may have or obtain concerning the Company or any of its Subsidiaries and their respective assets, business, operations, financial performance or prospects or the arrangements among the Holders and the Company (“Confidential Information”) and (ii) not use such Confidential Information except, with respect to clause (ii), in connection with evaluating and monitoring its investment in the Company or exercising its rights and fulfilling its obligations with respect thereto (including, for the avoidance of doubt, the right to conduct a sale process with respect to the sale of its Common

Shares so long as such Holder (x) complies with clause (i) of this sentence and (y) requires each potential participant in such sale process (a “Potential Participant”) to whom Confidential Information is provided to enter into a customary confidentiality agreement (to which the Company is a third-party beneficiary) with respect to such sale process that requires such Potential Participant and its Representatives to hold confidential, use only for the purposes of evaluating a purchase of Common Shares from the Holder, and to return or destroy at the conclusion of the sale process (unless such Potential Participant enters into a definitive agreement with such Holder whereby such Potential Participant will become a Holder upon consummation of the transactions contemplated by such agreement) any Confidential Information received by such Potential Participant or its Representatives); provided, however, that the term “Confidential Information” does not include information that (i) is already in such party’s possession, provided that such information is not known by such Holder to be subject to another confidentiality agreement with or other obligation of secrecy to any Person, (ii) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party or such party’s Representatives in violation of this Section 7(c), (iii) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives, provided that such source is not known by such party to have made such information available to such party in violation of a confidentiality agreement with or other obligation of secrecy to any Person or (iv) is received in the course of a commercial arrangement between such Holder or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand (which confidential information shall be governed by the provisions governing such commercial arrangement). Notwithstanding the foregoing, nothing herein shall prevent any party hereto from disclosing Confidential Information (1) upon the order of any Government Entity, (2) upon the request or demand of any Government Entity or Self-Regulatory Organization having jurisdiction over such party, (3) to the extent required by Law, (4) to the extent necessary in connection with any suit, action or proceeding relating to this Agreement or the exercise of any remedy hereunder, and (5) to such party’s Representatives that need to know such information and who agree to keep such information confidential on the terms set forth in this Section 7(c) (it being understood and agreed that, in the case of clause (1), (2) or (3), unless prohibited by Law or any Government Entity or Self-Regulatory Organization, such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available). The provisions set forth in this Section 7(c) shall terminate with respect to a given Holder on the second anniversary of the date such Holder ceases to own Common Shares.

(d) Non-Solicitation. Each Holder agrees that, without the Company’s prior written consent, neither the Holder nor any of its Affiliates will directly or indirectly (i) divert or attempt to divert any business or customer of the Company or any of its Affiliates; or (ii) solicit any employee of the Company or any of its Affiliates (x) for employment by the Holder or any of its Affiliates, or (y) to provide consulting or other services to or on behalf of the Holder or any of its Affiliates; provided, however, no Holder or any of its Affiliates shall be prohibited from employing any such person who initiates employment-related discussions with the Holder or any of its Affiliates on his or her own initiative or in response to a published general solicitation regarding employment opportunities not specifically targeted at such person, in either case without any direct or indirect solicitation by the Holder or any of its Representatives. The

provisions set forth in this Section 7(d) shall terminate with respect to a given Holder on the second anniversary of the date such Holder ceases to own Common Shares.

Section 8. Assignment.

(a) Assignment. Unless otherwise provided herein, no Holder may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Major Stockholders, except in connection with a Transfer of Common Shares in accordance with the terms hereof; provided, that, (i) the rights under Section 2(d) may only be exercised by a Major Stockholder and (ii) if an assignee becomes a Major Stockholder, then the applicable assignor shall provide written instructions to the Company as to whether it has assigned any right to nominate one or more Directors to such Major Stockholder in accordance with Section 2, and Section 2 shall be amended in accordance with such instructions in an equitable manner, such that the aggregate number of nominees of the assignor and assignee will not exceed the number of nominees to which the assignor would have been entitled if the assignment had not occurred. Any assignment in violation of this Agreement shall be null and void and of no force and effect.

(b) Binding Effect. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Holders and the Company.

Section 9. Company Governing Documents.

The Company and the Holders shall cause the Certificate of Incorporation and By-Laws to be amended to preserve the rights of the Major Stockholders set forth in this Agreement to the maximum extent permitted under Law.

Section 10. Miscellaneous Provisions.

(a) Termination. This Agreement shall terminate in respect of any Holder on the date such Holder ceases to own any Common Shares and such Holder shall have no further rights under this Agreement, but shall remain subject to Section 7(c) (Confidentiality) and Section 7(d) (Non-Solicitation) and shall not be released from any liability incurred hereunder prior to the date it ceases to own any Common Shares.

(b) Entire Agreement. This Agreement, together with the MIRA, Merger Agreement, Registration Rights Agreement, WL Securityholder Rights Agreement and Wyndham Securityholder Rights Agreement and the Exhibits, Schedules and Annexes attached or referred hereto or thereto and any certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c) Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and given by personal delivery, by electronic mail sent with a request for delivery receipt, by certified or registered United States mail (postage prepaid, return receipt requested), by United States Express Mail or a similar nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company, to:

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

Telephone: (203) 956-1316

Facsimile: (203) 956-1021

Email: tsiegel@affiniongroup.com

Attention: Chief Financial Officer

with a copy (which copy shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Telephone: (212) 872-8112

Facsimile: (212) 872-1002

Email: aweinstein@akingump.com

Attention: Adam Weinstein, Esq.

If to a Holder, to the address set forth under such Holder’s name in Schedule I attached hereto.

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the third Business Day after being deposited in the United States mail, (iii) if sent for next day delivery by United States Express Mail or overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon confirmation of receipt, except that if such confirmation occurs after 5:00 p.m. (in the recipient’s time zone) on a Business Day, or occurs on a day that is not a Business Day, then such notice, request or communication will not be deemed effective or given until the next succeeding Business Day or (v) if sent by electronic mail, upon written or electronic confirmation of delivery. Notices, requests and other communications sent in any other manner will not be effective.

(d) Specific Performance; Remedies. Each party acknowledges and agrees that the other parties may be damaged irreparably and would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any other remedy to which it may be entitled at law or in equity, each party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions, without bond or other security being required. Except as expressly provided herein, the rights and remedies created by this Agreement are cumulative and in addition to any other rights and remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies or a waiver of the right to pursue any other right or remedy to which such party may be entitled.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with the Laws of the State of Delaware, without giving effect (to the fullest extent provided by Law) to any choice or conflict of law provision or rule thereof which might result in the application of the Laws of any other jurisdiction. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware State Chancery Court located in Wilmington, Delaware, or (in the event that such court denies jurisdiction) any federal or state court located in the State of Delaware for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any litigation brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the Delaware State Chancery Court located in Wilmington, Delaware, or (in the event that such court denies jurisdiction) any federal or state court located in the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

(f) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION PERMITTED UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(F).

(g) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Holders may be partnerships or limited liability companies, each Holder covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the Company’s, Apollo’s, General Atlantic’s or any Holder’s former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such (collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of the Company, Apollo, General Atlantic or any Holder under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10(g) shall relieve or otherwise limit the liability of any Holder, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

(h) Amendments. Other than with respect to amendments to Schedule I attached hereto and amendments in accordance with Section 8, which may be amended by the Company to reflect additional Holders, this Agreement may not be amended, supplemented or modified without the written consent of (x) the Holders holding at least a majority of the issued and outstanding Common Shares held by all Holders and (y) for so long as any Major Stockholder is a Major Stockholder, such Major Stockholder; provided, however, (i) any such amendment, supplement or modification that by its terms affects the rights or obligations of any Holder in a manner that is materially adverse and substantially different relative to other Holders shall not be enforceable against such Holder without the written consent of such Holder, and (ii) the written consent of the Company shall be required, in the event that any such amendment, supplement or modification imposes a burden or obligation on the Company or adversely affects a benefit or right of the Company under this Agreement.

(i) Extensions; Waivers. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

(j) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

(k) No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns. There are no third-party beneficiaries having rights under or with respect to this Agreement, and the parties do not intend to confer third-party beneficiary rights upon any other person, except (i) parties to the MIRA and the Wyndham Securityholder Rights Agreement pursuant to Section 4(d)(iii) and (ii) Related Parties as provided in Section 10(g).

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(m) Headings. The heading references herein and the table of contents hereof are for convenience purposes only and shall not be deemed to limit or affect any of the provisions hereof.

(n) Registration Rights Agreement. Each of the parties hereto (i) shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if it were originally a party thereto.

(o) Additional Shares. In the event that additional Common Shares are issued by the Company to a Holder at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of the Company exercisable or exchangeable into the Common Shares, such additional Common Shares, as a condition of their issuance, shall become subject to the terms and provisions of this Agreement.

(p) Adjustments. If, and as often as, there are any changes in the Common Shares or securities convertible into or exchangeable into or exercisable for Common Shares as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction affecting Common Shares or such securities, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Shares or such securities as so changed.

(q) Construction. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any Law will be deemed to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any covenant contained herein in any respect, the fact that there exists another covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the party’s breach of the first covenant.

* * * * *

This Agreement is executed by the Company, Apollo, General Atlantic and each Holder to be effective as of the date first above written.

THE COMPANY: AFFINION GROUP HOLDINGS, INC.

By:	/s/ Nathaniel Lipman
Name: Nathaniel Lipman Title: Chief Executive Officer

[Signature Page to Stockholder Agreement]

AFFINION GROUP HOLDINGS, LLC.

By:	/s/ Marc Becker
Name: Marc Becker Title: Manager

[Signature Page to Stockholder Agreement]

GAPCO GMBH & CO. KG
By:	GAPCO Management GmbH,
its General Partner

By:	/s/ William E. Ford
Name: William E. Ford Title: Managing Director

GAP COINVESTMENTS III, LLC

By:	/s/ William E. Ford
Name: William E. Ford Title: Executive Managing Member

GAP COINVESTMENTS IV, LLC

By:	/s/ William E. Ford
Name: William E. Ford Title: Executive Managing Member

GAPSTAR, LLC

By:	/s/ William E. Ford
Name: William E. Ford Title: Managing Member

[Signature Page to Stockholder Agreement]

GAP-W, LLC
By:	General Atlantic GenPar, L.P.,
its Manager

By:	General Atlantic LLC,
its General Partner

By:	/s/ William E. Ford
Name:	William E. Ford
Title:	Chief Executive Officer and Managing Director

GENERAL ATLANTIC PARTNERS 79, L.P.
By:	General Atlantic LLC,
its General Partner

By:	/s/ William E. Ford
Name:	William E. Ford
Title:	Chief Executive Officer and Managing Director

[Signature Page to Stockholder Agreement]

D’AGOSTINO FAMILY TRUST A DATED 4/8/99

By:	/s/ Nicolys A. D’Agostino
Name: Nicolys A. D’Agostino Title: Trustee

VINCENT D’AGOSTINO

By:	/s/ Vincent D’Agostino
Name: Vincent D’Agostino

[Signature Page to Stockholder Agreement]

RICHARD FERNANDES

By:	/s/ Richard Fernandes
Name: Richard Fernandes

FERNANDES FAMILY TRUST A DATED JUNE 25, 1999

By:	/s/ Lori Fernandes
Name: Lori Fernandes Title: Trustee

[Signature Page to Stockholder Agreement]